UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 10, 2006
CABOT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

1-5667	04-2271897

(Commission File Number)	(IRS Employer Identification No.)

TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS	02210-2019

(Address of Principal Executive Offices)	(Zip Code)
(617) 345-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURES

Item 7.01   Regulation FD Disclosure.
The following information provides additional supplemental detail on the Company’s results for the third quarter of fiscal 2006 as compared to the second quarter of fiscal 2006.
The discussion of our results includes information on segment sales, inventory change and segment operating profit before taxes (“PBT”). We use segment PBT to measure our consolidated operating results and assess segment performance. We use inventory change to measure the impact of changes in fixed and variable costs associated with increasing or decreasing production, relative to such increases or decreases in the comparative period. The fixed and variable costs associated with inventory change are excluded in the presentation of “Raw Materials in Excess of Prices” and “Fixed Costs” in the table below. Fixed costs as presented in the table below, refer to fixed manufacturing costs.
The impact of the following key factors on sales for the quarter ended June 30, 2006 when compared to the quarter ended March 31, 2006 was as follows:
Impact on Sales
(Dollars in millions)

	Carbon Black	Metal Oxides	Supermetals
Volumes	$25	$2	$5
Prices	(4)	—	(6)
Foreign Currency Translation	10	1	—
Results of Cabot Japan	1	—	—
The impact of the following key factors on segment PBT for the quarter ended June 30, 2006 when compared to the quarter ended March 31, 2006 was as follows:
Impact on PBT
(Dollars in millions)

	Carbon Black	Metal Oxides	Supermetals
Volumes	$10	$2	$3
Raw Materials in Excess of Prices	1	2	(6	)*
Fixed Costs	(2)	(1)	2
Inventory Change	(4)	(1)	(2)
Selling, Technical and Administrative	(4)	—	—
Results of Cabot Japan	(2)	—	—

*the impact on PBT of pricing was an unfavorable $6 million; the impact of raw material costs was immaterial

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION
By:	/s/ Jonathan P. Mason
	Name:	Jonathan P. Mason
	Title:	Executive Vice President and Chief Financial Officer

Date:  August 10, 2006